UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2023

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38188	82-1231127
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identiﬁcation No.)

7000 W. Palmetto Park Road, Suite 505 Boca Raton, FL	33433
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (855) 345-9467

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

1800 Diagonal Lending, LLC Securities Purchase Agreement and Convertible Note

On June 13, 2023, Simplicity Esports and Gaming Company (the “Company,” “Simplicity,” “we,” or “our”), entered into a Securities Purchase Agreement (the “SPA”) with 1800 Diagonal Lending, LLC, a Virginia limited liability company (the “Lender”), and issued a Convertible Promissory Note (the “Note”) pursuant to the SPA. The Company will use the proceeds from the Note for general working capital purposes. The Company provided typical representations and agreed to standard covenants pursuant to the SPA. The SPA does not include any financial covenants.

The principal amount of the Note is for $64,250. The Note bears interest at ten percent per annum and becomes due on June 13, 2024 (the “Maturity Date. The Note may not be prepaid before maturity, and bears a default interest rate of twenty-two percent in the event of default on behalf of the Company, or until the principal and interest are paid, after the Maturity Date. According to the terms of the Note, the Lender may convert, at any time while the note is outstanding, any part of the outstanding and unpaid balance of the note, into Common Stock of the company.

The foregoing description of the SPA and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the SPA and the Note, a copy of which are filed herewith as Exhibit 10.1 and 10.2, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of the Diverted River Technology, LLC Exchange Agreement

On June 23, 2023, the Company received notice, that effective immediately, the exchange agreement (the “Exchange Agreement”), dated as of September 28, 2022, by and among the Company, Diverted River Technology, LLC (“Diverted River”), the member(s) of Diverted River from time to time (the “Members”) and Zachary Johnson, as the Members’ representative shall be effectively terminated by the Members of Diverted River for the Company’s failure to timely raise four million dollars in capital from investors, as required under the terms of the Exchange Agreement.

Pursuant to the terms of the Exchange Agreement, had the Company agreed to acquire from the Members 100% of the membership interests of Diverted River held by the Members as of the closing (the “Closing”), in exchange for the issuance by the Company to the Members of shares of the Company’s common stock equal to 80% of the issued and outstanding shares of the Company’s common stock as of the Closing. Following the Closing, Diverted River was to become a wholly owned subsidiary of the Company and for the Company to change its name to Diverted River Technology, Inc., and its business to become an ETO focused on a sustainable, high margin, recurring revenue business model requiring limited capital expenditures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 3.02. The issuances of the note to 1800 Diagonal Lending is exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors.

On June 26, 2023, Mr. Edward L. Jaroski notified the board of directors (the “Board”) that he has resigned from the Board effective June 26, 2023. Mr. Jaroski’s resignation is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Further, on the same day, Mr. William H. Herrmann, Jr. notified the board of directors (the “Board”) that he has resigned from the Board effective June 26, 2023. Mr. Herrmann, Jr.’s resignation is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

In accordance with the requirements of Item 5.02(a) of Form 8-K, the Company has provided Mr. Edward L. Jasroski and Mr. William H. Herrmann, Jr. with a copy of the disclosures contained in this Current Report on Form 8-K no later than the day of filing this Form 8-K with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement by and among the registrant and 1800 Diagonal Lending, LLC, dates as of June 13,2023.
10.2	Convertible Promissory Note by and among the registrant and 1800 Diagonal Lending, LLC, dates as of June 13, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 13, 2023	SIMPLICITY ESPORTS AND GAMING COMPANY

	By:	/s/ Roman Franklin
ROMAN FRANKLIN
Chief Executive Officer

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